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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                     Contact:  Daniel P. Dwyer
                                                    Chief Financial Officer
                                                    (303) 694-8520
                                                    Web Site: http//www.cels.com

         COMMNET CELLULAR INC. ANNOUNCES TENDER OFFERS FOR ITS 11 3/4%
          SENIOR SUBORDINATED DISCOUNT NOTES DUE 2003 AND ITS 11 1/4%
         SUBORDINATED NOTES DUE 2005 AND SOLICITATIONS OF CONSENTS TO
             PROPOSED AMENDMENTS TO EACH OF THE RELATED INDENTURES

     Englewood, CO January 7, 1998.....CommNet Cellular Inc. ("CommNet") (Nasdaq
National Market: CELS) announced today that it is commencing tender offers to purchase for cash all of its outstanding 11 3/4% Senior Subordinated Discount Notes Due 2003 (the "Discount Notes") and all of its outstanding 11 1/4% Subordinated Notes due 2005 (the "Subordinated Notes," together with the Discount Notes, the "Notes"). Concurrently with the tender offers, CommNet is soliciting consents to proposed amendments to the indentures governing the Notes to eliminate certain covenants and to amend certain other provisions. Holders who tender Notes in the tender offers will be required to consent to the proposed amendments. The tender offers and consent solicitations are being made in connection with the proposed merger (the "Merger") of AV Acquisition Corp., a Delaware corporation formed by an affiliate of Blackstone Capital Partners II Merchant Banking Fund L.P. ("Blackstone") with and into CommNet pursuant to a Merger Agreement dated May 27, 1997.

     The total consideration to be paid for each validly tendered Discount Note and properly delivered consent (calculated as more fully described in the Offer to Purchase and Consent Solicitation Statement related to the Notes, dated January 7, 1998) will be based upon a fixed spread of 75 basis points over the yield to maturity on the 6 1/8% U.S. Treasury Note due August 31, 1998, as calculated in accordance with standard market practice, which includes a consent payment of $10.00 per $1,000.00 principal amount at maturity of the Discount Notes. Using the fixed spread formula, the purchase price for the Discount Notes will be set at 2:00 p.m., New York City time, on Wednesday, January 21, 1998.

     The total consideration to be paid for each validly tendered Subordinated Note and properly delivered consent (calculated as more fully described in the Offer to Purchase and Consent Solicitation Statement related to the Notes, dated January 7, 1998) will be based upon a fixed spread of 75 basis points over the yield to maturity on the 5 7/8% U.S. Treasury Note due June 30, 2000, as calculated in accordance with standard market practice, which includes a consent payment of $10.00 per $1,000.00 principal amount of the Subordinated Notes, together with accrued and unpaid interest up to but not including the date of payment. Using the fixed spread formula, the purchase price for the Subordinated Notes will be set at 2:00 p.m., New York City time, on Wednesday, January 21, 1998.

     Consummation of the tender offers is subject to certain conditions, including amendment of the indentures governing the Notes, consummation of the Merger and not less than 51% in aggregate principal amount outstanding of each of the Discount


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Notes and the Subordinated Notes having been validly tendered and not withdrawn.
Consummation of the Merger is subject to successful completion of the tender offers and the consent solicitations as well as other matters including receipt of regulatory approvals.

     The tender offers will expire at 12:00 midnight, New York City time, on Wednesday, February 4, 1998, unless extended. The expiration date for each consent solicitation will be 5:00 p.m., New York City time, on Wednesday, January 21, 1998, if on such date CommNet has received duly executed consents from holders representing a majority in principal amount of the Discount Notes or the Subordinated Notes, as the case may be, or at 5:00 p.m., New York City time, on the first date thereafter that it receives such consents. Holders who tender Notes after the corresponding consent expiration date will not be entitled to receive the consent payment for such Notes which will result in a reduction of the total consideration to be received.

     CommNet intends to finance the purchases of the Notes with the proceeds from an equity contribution from affiliates of Blackstone and a previously arranged credit facility with a CommNet subsidiary.

     Chase Securities Inc. will be acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. Additional information concerning the terms of the tender offers and consent solicitations, tendering Notes and the delivery of consents and conditions to the tender offers and consent solicitations may be directed to Mr. Robert Berk at Chase Securities Inc. at (212) 270-1100 (collect). The tender offers and consent solicitations will be made pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 7, 1998 and the related Letter of Transmittal and Consent, which more fully set forth the terms of the tender offers and consent solicitations. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Beacon Hill Partners, Inc., the Information Agent, at (212) 843-8500 (collect) or (800) 253-3814.

     CommNet also announced that on December 30, 1997 the Federal Communications Commission ("FCC") granted applications to transfer control of eight cellular licenses which had been the subject of previously disclosed petitions seeking to dismiss or deny such applications. The FCC further denied the petitions to dismiss or deny the applications with respect to the eight licenses. Applications to transfer control of the balance of the cellular licenses and to transfer control of certain microwave licenses (including certain applications which also are the subject of petitions to dismiss or deny) remain pending before the FCC. Although CommNet believes that the applications to transfer control of the balance of the cellular and microwave licenses will be granted by the FCC in due course, there can be no assurance that this will be the case.

     CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of 4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.